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EXHIBIT 4


		AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Rights Agreement") dated as of May 20, 1988 between VWR Corporation, a Pennsylvania corporation (the "Company"), and First Interstate Bank of Washington, N.A., successor to The First Jersey National Bank (the "Rights Agent").

		WHEREAS, the Board of Directors of the Company (the "Board") approved certain amendments to the Rights Agreement at a meeting held on February 10, 1995; and

		WHEREAS, this Amendment is being entered into by the Company and the Rights Agent in accordance with Section 27 of the Rights Agreement to evidence those amendments approved by the Board;

		NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

	1.	Designation of Rights Agent.  The "First Interstate Bank of
Washington, N.A., as successor to The First Jersey National Bank" is hereby substituted for "The First Jersey National Bank" as the Rights Agent, as defined in the first paragraph of the Rights Agreement.

	2.	Definition of Acquiring Person.  The definition of "Acquiring
Person" under Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

"(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Furthermore, the term "Acquiring Person" shall not include any Person who or which shall have executed a written agreement with the Company (approved by at least a majority of the Continuing Directors) on or prior to the date on which such Person (together with its Affiliates and Associates) became the Beneficial Owner of 20% or more of the Common Shares then outstanding and which agreement imposes one or more thresholds on the amount of such Person's Beneficial Ownership of Common Shares, if and so long as the thresholds continue to be binding on such Person and such Person is in substantial compliance (as determined by at least a majority of the Continuing Directors, in their discretion) with the terms of such written agreement or of any amendment thereto, which amendment is approved by at least a majority of the Continuing Directors; provided, however, that no amendment of any such agreement shall cure any prior breach of such agreement or any amendment thereto.


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	3.	Governing Law.  Section 32 of the Rights Agreement is hereby amended and restated in its entirety as follows:

"Section 32.  Governing Law.  This Agreement and each Right
Certificate issued hereunder shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of Pennsylvania applicable to contracts to be made and performed entirely within Pennsylvania."

	4.	Other Provisions.  Except as otherwise amended herein, all
provisions of the Rights Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

	5.	Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	6.	Delivery of Certificate.  The Rights Agent acknowledges that it has received a certificate executed by an authorized officer of the Company, in the form attached hereto as Exhibit A, certifying that this Amendment has been adopted in compliance with the terms of Section 27 of the Rights Agreement.


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	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers, each of whom is duly authorized, all as of this 23rd day of February, 1995.

						VWR CORPORATION


						By:    (Signature)
						-------------------------
						   Jerrold B. Harris,
						   President & CEO



						FIRST INTERSTATE BANK OF
 						WASHINGTON, N.A.


						By:     (Signature)
						-------------------------
						   Ardis Dee Henderson
						   Vice President